Exhibit 27

                                POWER OF ATTORNEY


THIS POWER OF ATTORNEY is given by way of deed by REUTERS SA (the "COMPANY"), whose registered office is at route de Thonon 153, 1245 Collonge - Bellerive GE WITNESSES as follows:

1.         APPOINTMENT

The Company jointly and severally appoints Claire Chapman, currently of Reuters Limited, 85 Fleet Street, London EC4P 4AJ, England and Eric Lint, Stephen Lehman and Jenni Neumann, currently of Reuters America LLC, 3 Times Square, New York, NY 10036, USA, (referred to, jointly and severally, as the "Attorney"), to be its Attorney with authority to do on its behalf the acts and things specified in clause 2.

2.         AUTHORITY

The Attorney has authority in the name and on behalf of the Company and on such terms and conditions as may seem expedient to do the acts and things specified below in connection with the Company's acquisition of the assets of Moneyline Telerate Holdings Inc., and its subsidiaries, a corporation organised under the laws of the State of Delaware:

(a) to approve, execute as a deed or sign under hand, complete and deliver on behalf of the Company and to vary, amend, delete from, add to, confirm or cancel and to certify any copies or duplications of any agreements relating to the acquisition, including the Bill of Sale, Assignment and Assumption Agreement, together with all such other deeds, instruments, agreements, transfers, applications, letters, certificates, consents, applications, advertisements, announcements or any other documents whatsoever as in the Attorney's opinion are necessary or desirable for effecting, advancing or completing any of the purposes, functions or matters set out in or arising from such documents, in each case on such terms and conditions and subject to such contingencies as the Attorney thinks fit;

(b) to issue instructions requiring the transfer of funds by or on behalf of the Company as required or contemplated by any of the agreements or documents referred to in clause 2(a) above, such instructions to include the amount of funds to be transferred, the timing and means of transfer, and the bank account(s) or other destination(s) to which such funds are to be transferred; and

(c) to do appropriate acts and things to give effect to or to further the actions contemplated by or referred to in paragraphs (a) and (b) above.

3.         INDEMNITY

The Company agrees to ratify whatever the Attorney shall lawfully do or cause to be done by virtue of this power of attorney and to indemnify the Attorney against all expenses, losses and liabilities incurred by the Attorney when acting in pursuance of this power of attorney, except such as arise in consequence of his negligence, wilful default or bad faith.

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4.         MISCELLANEOUS

This power of attorney shall:

           (i) have effect from the date hereof which is (or is deemed to be) the effective date of entry into force of it and the Company agrees to ratify and confirm all and any acts and things lawfully done by the Attorney on behalf of the Company as from such effective date;

           (ii) be binding and conclusive in favour of all third parties who shall not have received notice of its revocation;

           (iii) lapse automatically on the earlier of (a) the date on which the Attorney ceases to be employed by Reuters Group (as defined in clause 3); (b) revocation by written act of the Company; or (c) 31st December 2005;

           (iv)       not be changed orally; and

           (v) be construed and interpreted according to the laws of Switzerland.


IN WITNESS WHEREOF the Company has duly executed this Power as a deed on the 27th day of May 2005.


EXECUTED as a DEED and             )
DELIVERED by REUTERS SA            )
acting by two Directors            )



/s/ Christopher Hagman
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Director



/s/ John Reid-Dodick
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Director